Exhibit 99.1

                               PFS Bancorp, Inc.

                         Second and Bridgeway Streets
                             Aurora, Indiana 47001

                                April 28, 2005


FOR IMMEDIATE RELEASE:


CONTACT:
  Stuart M. Suggs, Corp. Treasurer, COO & CFO
  PFS Bancorp, Inc.
  (812) 926-0631


 PFS Bancorp, Inc. Reports Net Earnings For the Quarter Ended March 31, 2005.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the first quarter ended March 31, 2005 of $221,000, or diluted earnings per share of $.16, an increase of $4,000, or 1.8%, from the $217,000 in net earnings, or $.16 of diluted earnings per share recorded for the first quarter ended March 31, 2004. Book value, or stockholders' equity, was $13.90 per share at March 31, 2005.

The increase in net earnings for the quarter resulted primarily from a $28,000, or 2.9%, increase in net interest income, a $50,000, or 42.4%, increase in other income, and a $1,000, or .7%, decrease in income taxes which were partially offset by a $75,000, or 10.6%, increase in general, administrative and other expense.

The increase in other income for the quarter was primarily attributable to a $51,000 gain from the sale of investment securities which partially offset an increase in general, administrative and other expense. Excluding the investment securities gain, other income would have decreased by $1,000 from quarter to quarter.

The increase in general, administrative and other expense for the quarter was due primarily to a $45,000 increase in pension costs, a $20,000, or 14.9%, increase in other operating expenses and a $10,000, or 16.1%, increase in data processing expenses. Excluding the pension expense increase, employee compensation and benefits decreased $6,000, or 1.4%, quarter to quarter.

At March 31, 2005, PFS Bancorp, Inc. reported total assets of $133.8 million, an increase of $4.0 million, or 3.1%, compared to total assets at December 31, 2004. The increase in assets was comprised primarily of a $5.6 million, or 4.9%, increase in loans receivable which was partially funded by additional deposits of $3.3 million.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.


                             PFS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

                                                      March 31,   December 31,
     ASSETS                                             2005          2004
                                                    (Unaudited)

Cash and cash equivalents                           $   5,960     $   7,484
Investment securities                                   4,896         5,157
Loans receivable                                      120,246       114,673
Other assets                                            2,664         2,440
                                                      -------       -------
     Total assets                                   $ 133,766     $ 129,754
                                                      =======       =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $90,227       $86,939
Advances from the FHLB                                 21,500        17,500
Note payable                                              -           3,500
Other liabilities                                       1,557         1,286
                                                      -------       -------
     Total liabilities                                113,284       109,225

Shareholders' equity                                   20,482        20,529
                                                      -------       -------
     Total liabilities and shareholders' equity     $ 133,766     $ 129,754
                                                      =======       =======

                             PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                  (In thousands, except share data)


                                                      Three months ended
                                                           March 31,
                                                      2005          2004
                                                          (Unaudited)
Total interest income                               $1,608        $1,372
Total interest expense                                 600           392
                                                     -----         -----
      Net interest income                            1,008           980
Provision for losses on loans                           24            24
                                                     -----         -----
      Net interest income after provision for
        losses on loans                                984           956
Other income                                           168           118
General, administrative and other expense              782           707
                                                     -----         -----
      Earnings before income taxes                     370           367
Income taxes                                           149           150
                                                     -----         -----
      NET EARNINGS                                    $221          $217
                                                     =====         =====
     EARNINGS PER SHARE
      Basic                                           $.16          $.16
                                                     =====         =====
      Diluted                                         $.16          $.16
                                                     =====         =====